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                    August 15, 2022

       Xiaoming Hu
       President and Chief Executive Officer
       Kandi Technologies Group, Inc.
       Jinhua New Energy Vehicle Town
       Jinhua, Zhejiang Province
       People's Republic of China
       Post Code 321016

                                                        Re: Kandi Technologies
Group, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            File No. 001-33997

       Dear Mr. Hu:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Elizabeth F. Chen